Exhibit 99.3

WEBMD HEALTH CORP.

FINANCIAL GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2016

(In millions, except per share amounts)

	Nine Months Ended	Three Months Ending		Year Ending
	September 30, 2016	December 31, 2016		December 31, 2016
	Actuals	Guidance Range		Guidance Range
Revenue
Advertising and sponsorship
Biopharma and medical device	$296.4	$129.6	$134.6	$426.0	$431.0
OTC, CPG and other	93.9	37.1	40.1	131.0	134.0

	390.3	166.7	174.7	557.0	565.0
Health services	85.1	26.9	27.9	112.0	113.0
Information services	22.2	6.8	7.8	29.0	30.0

	$497.6	$200.4	$210.4	$698.0	$708.0

Net income	$55.1	$31.7	$37.2	$86.8	$92.3

Interest, taxes, non-cash and other items (a)
Interest expense, net	15.8	6.2	6.2	22.0	22.0
Income tax provision	35.7	18.8	22.8	54.5	58.5
Depreciation and amortization	23.1	8.4	7.4	31.5	30.5
Non-cash stock-based compensation	21.1	8.4	6.9	29.5	28.0
Other expense	1.7	—	—	1.7	1.7

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (b)	$152.5	$73.5	$80.5	$226.0	$233.0

Income per share:
Basic	$1.46	$0.83	$0.97	$2.29	$2.43

Diluted (c)	$1.22	$0.65	$0.74	$1.88	$1.97

Calculation of income per share:
Net income (numerator for basic income per share)	$55.1	$31.7	$37.2	$86.8	$92.3
Add-back of interest expense, net of tax, related to:
1.50% convertible notes	2.6	0.9	0.9	3.5	3.5
2.50% convertible notes	5.5	1.8	1.8	7.3	7.3
2.25% convertible notes	0.5	—	—	0.5	0.5
2.625% convertible notes	2.2	1.7	1.7	3.9	3.9

Numerator for diluted income per share	$65.9	$36.1	$41.6	$102.0	$107.5

Weighted average shares outstanding (denominator for basic income per share)	37.8	38.2	38.4	37.9	38.0
Stock options and restricted stock	1.8	1.2	1.5	1.6	1.8
Weighted average shares issuable upon conversion of:
1.50% convertible notes	5.7	5.7	5.7	5.7	5.7
2.50% convertible notes	6.2	6.2	6.2	6.2	6.2
2.25% convertible notes	0.5	—	—	0.4	0.4
2.625% convertible notes	1.8	4.1	4.1	2.4	2.4

Denominator for diluted income per share	53.8	55.4	55.9	54.2	54.5

(a)	Reconciliation of net income to Adjusted EBITDA
(b)	See Annex A - Explanation of Non-GAAP Financial Measures
(c)	See Supplemental 2016 Guidance for Income Per Share Calculation below

The above guidance does not include the impact if any, of future deployment of capital for items such as share repurchases, convertible note repurchases or acquisitions, any future gains or losses from discontinued operations, any future gains or losses on investments, and other future non-recurring, one-time or unusual items.

WEBMD HEALTH CORP.

SUPPLEMENTAL 2016 GUIDANCE FOR INCOME PER SHARE CALCULATION

Based on the Company’s Financial Guidance for the Quarter and Year Ending December 31, 2016, the 1.50% convertible notes, the 2.50% convertible notes, the 2.25% convertible notes and the 2.625% convertible notes are expected to be dilutive to net income on both the low end and high end of the guidance ranges. The following table contains the approximate level of net income for the fourth quarter and for the full year 2016 at which each of the series of convertible notes would become dilutive to income per share. To the extent this net income is exceeded for any such period, the table also includes the amounts by which the numerator and denominator should each be adjusted for purposes of the diluted income per share calculation.

	Quarterly Amounts			Annual Amounts
All amounts in millions	1.50% Convertible Notes	2.50% Convertible Notes	2.625% Convertible Notes	1.50% Convertible Notes	2.50% Convertible Notes	2.25% Convertible Notes (a)	2.625% Convertible Notes (b)
Approximate net income at which convertible notes become dilutive (c)	$6.1	$12.4	$18.1	$24.4	$49.7	$55.6	$72.6

Interest expense, net of tax to add-back to net income (numerator)	$0.9	$1.8	$1.7	$3.5	$7.3	$0.5	$3.9

Additional shares to include in weighted-average diluted share count (denominator)	5.7	6.2	4.1	5.7	6.2	0.4	2.4

(a)	Since the 2.25% convertible notes matured on March 31, 2016, amounts for the 2.25% convertible notes are only shown in the Annual Amounts column and reflect the impact of the 2.25% convertible notes, weighted for the period that they were outstanding during the year ending December 31, 2016.
(b)	Since the 2.625% convertible notes were issued on June 1, 2016, the amounts shown in the Annual Amounts column reflect the impact of the 2.625% convertible notes, weighted for the period that they will be outstanding during the year ending December 31, 2016.
(c)	These net income amounts assume a weighted-average diluted share count of 39.5 million shares attributable to common shares, stock options and restricted stock (prior to the effect of convertible notes) and are subject to change as such weighted-average share count changes.